--------------------------------------------------------------------------------
                                 NEWS RELEASE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          NORTHERN TRUST CORPORATION
                            50 South LaSalle Street
                            Chicago, Illinois 60675
                           Contact: Laurie McMahon, Investor Relations
                                     (312) 444-7811  or
                                     Sue Rageas, Public Relations
Release #01439                       (312) 444-4279
--------------------------------------------------------------------------------



FOR IMMEDIATE RELEASE
---------------------
NORTHERN TRUST CORPORATION REPORTS RECORD 1995 FOURTH QUARTER EARNINGS OF $1.00 PER SHARE, UP 46%

(Chicago, January 16, 1996) Northern Trust Corporation reported record net income of $59.5 million for the fourth quarter, an increase of 48% from the $40.1 million earned in the fourth quarter of last year. Net income per common share increased to $1.00 from $.69 a year ago. This earnings performance resulted in returns on average common equity and average assets of 18.19% and 1.16%, respectively. The fourth quarter of 1994 included a $5.9 million after-tax pension settlement charge.

          Full year 1995 earnings of $220.0 million were also at a record level and increased 21% from the $182.2 million earned last year. Net income per common share increased to $3.70 from $3.16 in 1994, a 17% increase. This record performance resulted in returns on average common equity and average assets of 17.58% and 1.13%, respectively.

          William A. Osborn, Chairman and Chief Executive Officer, commented, "Strong earnings momentum continued in the fourth quarter capping a very successful year for the Corporation. Northern's record earnings resulted from excellent growth in all of the Corporation's diversified revenue sources combined with strong expense control. Total revenues increased 11% in the fourth quarter from 1994 levels. Trust fees, the largest single component of revenues, grew 17% to a record $133.6 million, while foreign exchange trading profits increased 23% from the previous year to $12.3 million. Total trust assets increased 23% from year-end 1994 to $613.9 billion at the end of 1995. Particularly noteworthy is that the managed portion of trust assets increased 26% to $103.8 billion at December 31, 1995."

          Osborn continued, "Total operating expenses in the fourth quarter were lower than in each of the previous three quarters of 1995 after adjusting for incremental expenses associated with acquisitions and lower FDIC expenses, demonstrating the continuing effectiveness of Northern Trust's expense management program. In early 1995, we committed to control the expense growth rate by taking approximately $50 million out of our base expenses over the next three years. We now expect that goal to be reached with our

                                     -more-

1996 expense plan. Northern Trust remains committed to achieving strong revenue growth while controlling expenses, improving productivity and maximizing both revenue and expense benefits from its investments in technology.

          "1995 marks the eighth consecutive year of record earnings," Osborn also noted. "In recognition of this performance, the common stock dividend was raised in November 19.2% to a new quarterly rate of $.31 per share, marking the ninth consecutive year of dividend increases."

                     FOURTH QUARTER PERFORMANCE HIGHLIGHTS

          Trust fees from Corporate and Institutional Services (C&IS) in the quarter grew 17% over last year and totaled $68.6 million. These revenues are derived from a full range of custody, investment and advisory services for corporate, retirement and institutional clients worldwide. C&IS trust assets under administration grew $103.3 billion over year-end 1994 and totaled $550.5 billion at December 31, 1995, of which $65.5 billion is managed by Northern Trust. Included in the total is $80.6 billion of global custody assets. The increase in C&IS trust fees reflects new business and strong growth in custody, retirement services, securities lending and investment management. Also included are $3.8 million in fees contributed by RCB International, Inc. (RCB), acquired on October 31, 1995. RCB acts as a manager of managers, filling a variety of special investment needs, particularly in the international area, and enhancing Northern Trust's consultative expertise.

          Trust fees from Personal Financial Services (PFS) grew 17% from a year ago to $65.0 million. Total personal trust assets under administration increased $12.0 billion over year-end 1994 and totaled $63.4 billion at December 31, 1995, with $38.3 billion under management. During the fourth quarter, Northern Trust expanded its Florida presence by opening a new office in Bradenton, bringing to 19 the total number of offices in this high-growth market. Northern Trust's national network of Personal Financial Service offices now includes 50 locations in Illinois, Florida, California, Arizona, and Texas. All states and the Wealth Management Group contributed to fourth quarter 1995 PFS trust fee growth.

          Other noninterest income increased 9% and totaled $41.0 million compared to $37.8 million in the fourth quarter of 1994. The principal items included in noninterest income are foreign exchange trading profits and treasury management fees. Foreign exchange trading profits were $12.3 million in the fourth quarter, lower than the previous two quarters but up a significant 23% from the year ago quarter. Foreign exchange revenues, which are generated in both Chicago and London, continue to benefit from the increase in cross-border investment activities of Master Trust/Master Custody clients. Fees from treasury management services increased 13%. Total treasury management revenues from

                                     -more-
both fees and earnings on compensating deposit balances increased from the fourth quarter of 1994 and reflect growth in all treasury management products, particularly electronic services.

          Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled a record $100.7 million, up 5% from the $95.9 million reported last year. The increase in net interest income is due to acquisitions and higher levels of earning assets concentrated primarily in residential mortgages, commercial and industrial loans, and short-term federal agency and U.S. Treasury securities. The net interest margin was 2.22% compared to 2.33% in the fourth quarter of 1994. The decline in net interest margin is primarily due to the narrowing of spreads between the yield on short-term assets and the rates paid on retail deposits and various short-term funding sources.

          The credit loss provision of $1.0 million was unchanged from the fourth quarter of 1994 as credit quality continued to be strong. Fourth quarter net charge-offs were $1.1 million or .05% of average loans on an annualized basis, also unchanged from last year's fourth quarter.

          Noninterest expenses totaled $178.5 million for the quarter and included $3.6 million of incremental expenses from the RCB acquisition. Excluding the impact of 1995 acquisitions and adjusting for lower FDIC premiums, fourth quarter expenses were the lowest of any 1995 quarter. Noninterest expenses in the fourth quarter of 1994 totaled $184.9 million and included a $9.6 million (pre-tax) pension settlement charge. Adjusting for this 1994 charge, 1995 acquisitions, and the reduction in FDIC insurance premiums in 1995, noninterest expenses were essentially unchanged from one year ago.

          Salaries and benefits, which represent 59% of total noninterest expenses, increased to $105.5 million from $99.6 million last year. The principal items contributing to the change were merit increases, incentive compensation and staff additions at Hazlehurst & Associates and from the Beach Bank, Tanglewood Bank and RCB acquisitions. These increases were partially offset by a decline in staff levels in other areas of the Corporation. Also contributing to the increase was $1.1 million in staff-related severance costs. Staff on a full-time equivalent basis totaled 6,531 at December 31, 1995 compared to 6,608 a year earlier. Adjusting for the positions added by the acquisitions, staff levels declined by 256 positions or 4% from the end of 1994. The decline in non-staff related expenses was due primarily to the $3.3 million reduction in FDIC deposit insurance premiums.

                                     -more-

                                 BALANCE SHEET

          Balance sheet assets averaged $20.3 billion for the quarter, up 10% from last year's average of $18.4 billion, reflecting growth in loans and securities. Residential mortgages increased from $3.3 billion in 1994 to average $3.8 billion and now represent 40% of the total loan portfolio. Commercial and industrial loans also increased and averaged $3.1 billion during the quarter compared to $2.8 billion in the fourth quarter of 1994. Nonperforming assets at December 31, 1995 of $33.7 million represented .34% of total loans outstanding and were covered 4.4 times by the reserve for credit losses.

          Common stockholders' equity averaged $1.25 billion, an increase of 13% from the fourth quarter of 1994. The increase primarily reflects the growth in retained earnings, offset by the repurchase during 1995 of 1,486,000 shares of common stock pursuant to the Corporation's 4,000,000 share buy-back program.
The Corporation has announced the call for redemption of its $50 million Series E convertible preferred stock on January 26, 1996. As long as the common stock market price is above $43.83, the holders would receive more value by converting rather than redeeming their preferred stock. Shares issuable upon conversion have been reflected in the Corporation's fully diluted shares, so that conversion would have no impact on fully diluted net income per common share.


                         PERFORMANCE HIGHLIGHTS - 1995

          Net income totaled $220.0 million for 1995 compared with $182.2 million last year, an increase of 21%. Net income per common share increased to $3.70 from $3.16 in 1994.

          Total trust fees increased 11% to $505.0 million from $453.4 million in the prior year. Trust fees remain the largest single revenue component accounting for nearly 75% of total noninterest income and 47% of total taxable equivalent revenue. Fees from C&IS grew 12% over last year and totaled $257.5 million while PFS fees grew 11% from 1994 levels and totaled $247.5 million.

          Other noninterest income decreased 4% and totaled $173.1 million compared to $180.0 million in 1994. The prior year results include a $28.5 million pre-tax gain on the sale of the Corporation's interest in Banque Scandinave en Suisse. Exclusive of this non-recurring item, noninterest income increased 14%. Foreign exchange trading profits were at record levels and totaled $55.3 million, up 54% from $35.9 million last year. Fees from treasury management services increased 7% to $49.6 million. Total treasury management revenues from both fees and earnings on compensating deposit balances also increased in 1995.

          Net interest income, stated on a fully taxable equivalent basis, totaled a record $395.2 million, up 7% from the $368.0 million reported last year. The increase in net interest

                                     -more-
income is due to a 9% increase in average earning assets concentrated primarily in loans and short-term federal agency securities. The net interest margin was 2.30% compared to 2.34% in 1994.

          The credit loss provision of $6.0 million was unchanged from the prior year. Net charge-offs of $5.9 million represented .06% of average loans compared to $6.7 million or .08% of average loans in 1994. The reserve for credit losses totaled $147.1 million representing 1.49% of outstanding loans at December 31, 1995.

          Noninterest expenses totaled $709.2 million in 1995, including $10.3 million of incremental expenses from 1995 acquisitions. As a result of the reduction in premium rates, FDIC insurance expense in 1995 declined by $7.7 million compared to last year. Noninterest expenses of $700.5 million in 1994 included $30.9 million in non-recurring charges. Exclusive of all of these items for both years, 1995 noninterest expenses increased 5.5% over last year.

          Salaries and benefits increased to $419.1 million from $391.4 million last year. The principal items contributing to the change were merit increases, incentive compensation, and higher medical and retirement benefit expenses. Severance costs associated with staff reductions totaled $3.3 million in 1995. The increase in non staff-related expenses was primarily the result of continued investment in technology and expansion of the personal trust and banking office network.

                                     / / /

                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)

                                                               FOURTH QUARTER
                                                  -------------------------------------------
                                                    1995              1994         % Change*
                                                  -------------------------------------------
Net Interest Income (Taxable Equivalent)          $  100.7          $   95.9              5.0%
Less: Taxable Equivalent Adjustment                    9.0               9.1             (1.1)
                                                  --------          --------         --------
Net Interest Income                                   91.7              86.8              5.5
Provision for Credit Losses                            1.0               1.0             UNCH

Noninterest Income
    Trust Fees                                       133.6             114.6             16.6
    Treasury Management Fees                          12.7              11.2             13.3
    Foreign Exchange Trading Profits                  12.3              10.1             22.9
    Security Commissions & Trading Income              4.8               4.8             (0.4)
    Other Operating Income                            10.7              11.7             (8.3)
    Investment Security Transactions                   0.5               0.0              N/M
                                                  --------          --------         --------
Total Noninterest Income                             174.6             152.4             14.6

Noninterest Expenses
    Salaries                                          86.7              81.0              7.0
    Pension and Other Employee Benefits               18.8              18.6              1.0
    Occupancy Expense                                 15.1              14.7              3.2
    Equipment Expense                                 12.0              11.6              3.8
    Other Operating Expenses                          45.9              59.0            (22.1)
                                                  --------          --------         --------
Total Noninterest Expenses                           178.5             184.9             (3.4)
                                                  --------          --------         --------

Income Before Income Taxes                            86.8              53.3             62.7
Provision for Income Taxes                            27.3              13.2            105.5
                                                  --------          --------         --------

NET INCOME                                        $   59.5          $   40.1             48.5%
                                                  ========          ========         ========

Net Income Per Common Share
    Primary                                       $   1.01          $   0.69             47.4%
    Fully Diluted                                     1.00              0.69             45.6
Return on Average Common Equity                      18.19%            13.62%
Average Common Equity                             $1,252.1          $1,108.2             13.0%
Return on Average Assets                              1.16%             0.87%
Common Dividend Declared per Share                $   0.31          $   0.26             19.2%
Preferred Dividends (millions)                         2.1               2.0              3.6
Average Common Shares Outstanding (000s)
    Primary                                         56,601            55,288
    Fully Diluted                                   58,138            56,493

(N/M) Not Meaningful
  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)

                                                                    TWELVE MONTHS
                                                    ---------------------------------------------
                                                      1995               1994           % Change*
                                                    ---------------------------------------------
Net Interest Income (Taxable Equivalent)            $  395.2           $  368.0               7.4%
Less: Taxable Equivalent Adjustment                     37.6               33.4              12.9
                                                    --------           --------          --------
Net Interest Income                                    357.6              334.6               6.8
Provision for Credit Losses                              6.0                6.0              UNCH

Noninterest Income
  Trust Fees                                           505.0              453.4              11.4
  Treasury Management Fees                              49.6               46.3               7.1
  Foreign Exchange Trading Profits                      55.3               35.9              54.2
  Security Commissions & Trading Income                 21.7               22.0              (1.4)
  Other Operating Income                                45.5               47.4              (3.9)
  Gain on Sale of BSS Investment                         0.0               28.5               N/M
  Investment Security Transactions                       1.0               (0.1)              N/M
                                                    --------           --------          --------
Total Noninterest Income                               678.1              633.4               7.1

Noninterest Expenses
  Salaries                                             337.6              316.6               6.6
  Pension and Other Employee Benefits                   81.5               74.8               8.9
  Occupancy Expense                                     60.2               57.4               5.0
  Equipment Expense                                     48.6               56.4             (13.8)
  Other Operating Expenses                             181.3              195.3              (7.2)
                                                    --------           --------          --------
Total Noninterest Expenses                             709.2              700.5               1.2
                                                    --------           --------          --------

Income Before Income Taxes                             320.5              261.5              22.6
Provision for Income Taxes                             100.5               79.3              26.7
                                                    --------           --------          --------

NET INCOME                                          $  220.0           $  182.2              20.8%
                                                    ========           ========          ========

Net Income Per Common Share
  Primary                                           $   3.75           $   3.17              18.3%
  Fully Diluted                                         3.70               3.16              17.0

Return on Average Common Equity                        17.58%             16.57%
Average Common Equity                               $1,202.7           $1,055.5              14.0%
Return on Average Assets                                1.13%              1.02%

Common Dividends Declared per Share                 $   1.09           $   0.92              18.5%
Preferred Dividends (millions)                           8.5                7.3              17.5

Average Common Shares Outstanding (000s)
  Primary                                             56,338             55,144
  Fully Diluted                                       58,069             56,352

                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)
                                                                     DECEMBER 31
                                                  -------------------------------------------------
                                                     1995                1994            % Change*
                                                  -------------------------------------------------
Assets
  Money Market Assets                             $ 1,784.2           $ 2,651.2               (32.7)%
  Securities                                        5,760.3             5,053.1                14.0
  Loans and Leases                                  9,906.0             8,590.6                15.3
                                                  ---------           ---------           ---------
    Total Earning Assets                           17,450.5            16,294.9                 7.1
  Reserve for Credit Losses                          (147.1)             (144.8)                1.6
  Other Nonearning Assets                           2,630.1             2,411.5                 9.1
                                                  ---------           ---------           ---------
    Total Assets                                  $19,933.5           $18,561.6                 7.4 %
                                                  =========           =========           =========

Liabilities and Stockholders' Equity
  Total Interest-Bearing Deposits                 $ 9,175.3           $ 8,904.3                 3.0 %
  Borrowed Funds                                    5,181.4             4,390.6                18.0
  Notes Payable (incl. Medium-Term Notes)             351.6               791.8               (55.6)
                                                  ---------           ---------           ---------
    Total Interest-Related Funds                   14,708.3            14,086.7                 4.4
  Demand & Other Noninterest-Bearing Deposits       3,312.9             2,830.1                17.1
  Other Liabilities                                   459.7               364.1                26.3
                                                  ---------           ---------           ---------
    Total Liabilities                              18,480.9            17,280.9                 6.9
  Common Equity                                     1,282.6             1,110.7                15.5
  Preferred Equity                                    170.0               170.0                UNCH
                                                  ---------           ---------           ---------
    Total Liabilities and Stockholders' Equity    $19,933.5           $18,561.6                 7.4 %
                                                  =========           =========           =========

AVERAGE BALANCE SHEET ($ IN MILLIONS)
                                                                  FOURTH QUARTER
                                                  -------------------------------------------------
                                                     1995                1994            % Change*
                                                  -------------------------------------------------
Assets
  Money Market Assets                             $ 1,863.0           $ 2,206.2               (15.6)%
  Securities                                        6,443.5             5,500.4                17.1
  Loans and Leases                                  9,662.9             8,618.7                12.1
                                                  ---------           ---------           ---------
    Total Earning Assets                           17,969.4            16,325.3                10.1
  Reserve for Credit Losses                          (147.2)             (144.9)                1.6
  Other Nonearning Assets                           2,465.0             2,196.4                12.2
                                                  ---------           ---------           ---------
    Total Assets                                  $20,287.2           $18,376.8                10.4 %
                                                  =========           =========           =========

Liabilities and Stockholders' Equity
  Total Interest-Bearing Deposits                 $ 9,263.6           $ 8,933.8                 3.7 %
  Borrowed Funds                                    4,903.5             3,777.9                29.8
  Notes Payable (incl. Medium-Term Notes)             894.4             1,018.8               (12.2)
                                                  ---------           ---------           ---------
    Total Interest-Related Funds                   15,061.5            13,730.5                 9.7
  Demand & Other Noninterest-Bearing Deposits       3,319.0             2,955.1                12.3
  Other Liabilities                                   484.6               413.0                17.3
                                                  ---------           ---------           ---------
    Total Liabilities                              18,865.1            17,098.6                10.3
  Common Equity                                     1,252.1             1,108.2                13.0
  Preferred Equity                                    170.0               170.0                UNCH
                                                  ---------           ---------           ---------
    Total Liabilities and Stockholders' Equity    $20,287.2           $18,376.8                10.4 %
                                                  =========           =========           =========

                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

Quarterly Trend Data ($ In Millions)                                            1994
------------------------------------                1995 Quarters              Quarter
                                       ------------------------------------    ------
                                       Fourth    Third     Second    First     Fourth
                                       ------------------------------------    ------
Net Income Summary
   Trust Fees                          $133.6    $127.3    $123.3    $120.8    $114.6
   Other Noninterest Income              41.0      46.1      45.2      40.8      37.8
   Net Interest Income
    (Taxable Equivalent)                100.7      98.9      97.5      98.1      95.9
                                       ------    ------    ------    ------    ------
      Total Revenue
       (Taxable Equivalent)             275.3     272.3     266.0     259.7     248.3
   Provision for Credit Losses            1.0       2.0       1.5       1.5       1.0
   Noninterest Expenses                 178.5     175.5     177.9     177.3     184.9
                                       ------    ------    ------    ------    ------
      Pretax Income
       (Taxable Equivalent)              95.8      94.8      86.6      80.9      62.4
   Taxable Equivalent Adjustment          9.0       9.5       9.5       9.6       9.1
   Provision for Income Taxes            27.3      27.2      24.0      22.0      13.2
                                       ------    ------    ------    ------    ------
      Net Income                       $ 59.5    $ 58.1    $ 53.1    $ 49.3    $ 40.1
                                       ======    ======    ======    ======    ======
Per Common Share
   Net Income: Primary                 $ 1.01    $ 0.99    $ 0.90    $ 0.86    $ 0.69
               Fully Diluted             1.00      0.98      0.89      0.85      0.69
   Dividend Declared                     0.31      0.26      0.26      0.26      0.26
   Book Value (EOP)                     23.04     22.37     21.84     21.04     20.54
   Market Value (EOP)                   56.00     46.00     40.25    35.125     35.00

Ratios
   Return on Common Equity              18.19%    18.11%    17.09%    16.84%    13.62%
   Return on Average Assets              1.16      1.14      1.13      1.09      0.87
   Net Interest Margin                   2.22      2.21      2.35      2.43      2.33
   Risk-based Capital Ratios:
      Tier 1                              8.8       8.9       9.2       9.4       9.0
      Total (Tier 1 + Tier 2)            12.5      12.7      12.3      12.8      12.4
      Leverage                            6.2       6.2       6.6       6.6       6.2

Trust Assets ($ Billions) - EOP
   Corporate                           $550.5    $525.0    $491.4    $464.9    $447.2
   Personal                              63.4      60.4      57.9      55.0      51.4
                                       ------    ------    ------    ------    ------
      Total Trust Assets               $613.9    $585.4    $549.3    $519.9    $498.6
                                       ======    ======    ======    ======    ======
   Memo: Managed Assets                 103.8      97.2      91.1      87.5      82.3

Asset Quality ($ Millions) - EOP
   Nonaccrual Loans                    $ 31.9    $ 33.6    $ 33.3    $ 23.8    $ 27.8
   Other Real Estate Owned (OREO)         1.8       1.8       1.2       1.6       2.2
                                       ------    ------    ------    ------    ------
      Total Nonperforming Assets       $ 33.7    $ 35.4    $ 34.5    $ 25.4    $ 30.0
                                       ======    ======    ======    ======    ======
      Nonperforming Assets/Loans &
       OREO                              0.34%     0.36%     0.37%     0.29%     0.35%
   Net Chargeoffs                      $  1.1    $  1.8    $  1.4    $  1.6    $  1.1
   Net Chargeoffs to Avg Loans
    (Annualized)                         0.05%     0.08%     0.06%     0.08%     0.05%
   Reserve for Credit Losses           $147.1    $147.3    $145.9    $145.8    $144.8
   Reserve to Nonaccrual Loans            461%      437%      439%      611%      521%